NEWS BULLETIN RE: Claire's STORES, INC.
      3 SW 129th AVENUE  PEMBROKE PINES, FLORIDA 33027 (954) 433-3900




CLAIRE'S STORES  REPORTS RECORD SALES AND EARNINGS FOR THE SECOND QUARTER:
SALES UP 25%; EARNINGS FROM CONTINUING OPERATIONS UP 39%, NET INCOME UP 60%

     PEMBROKE PINES, Florida, August 12, 1999 - Claire's Stores, Inc. (NYSE:CLE) reported record results for the second quarter of Fiscal 2000, ended July 31, 1999.

     Income from continuing operations for the second quarter increased 39% to $20,337,000 or $.40 per diluted share compared with $14,612,000 or $.29 per diluted share for the second quarter of Fiscal 1999, ending August 1, 1998. Income from continuing operation's includes a pre-tax gain of $3,929,000 or $.05 per diluted share after taxes, realized from the sale of certain investments.

     Net income for the second quarter increased 60% to $20,337,000 or $.40 per diluted share compared with $12,731,000 or $.25 per diluted share in the same period last year.

     Sales for the second quarter of Fiscal 2000 were a record $186,063,000 and increased 25% over sales of $148,482,000 for the same period last year. Same store sales increased nine percent for the second quarter of Fiscal 2000.

     All figures have been restated to reflect the disposition of Just Nikki, Inc.

     Rowland Schaefer, Claire's Chairman and Chief Executive Officer, said, "We are extremely pleased with the topline and same stores sales results for the second quarter of Fiscal 2000. We are especially pleased with the improvement in the company's gross margins, which increased 50 basis points for the second quarter over the same period last year. This was achieved through better buying.

     "We are continuing our U.S. expansion and see a huge opportunity for Claire's in Europe. Teens all over the world want to have their own store to shop in and no one does it like Claire's. We see the potential for over 2000 stores in Europe. As previously announced, Claire's plan was to open
approximately 260-280 new stores worldwide in Fiscal 2000.   In accordance
with our aggressive growth strategy for the UK and Europe, we have increased those store opening plans to approximately 300 stores worldwide, which represents a 14% increase in square footage. In the UK, we have revised our store opening plan from 80 to 95 new stores so that we will finish the year with 279 stores, a 54% increase in store square footage. While we had not planned to open any new European stores this fiscal year, the strong results following the conversion of Bijoux One format to Claire's allowed us to escalate our store opening plans; we will now open at least one store in Austria and one in Switzerland this fiscal year. We will finish the year with 55 stores in Europe." Mr. Schaefer added.

     Claire's Stores, Inc., the nation's premier retailer specializing in teen fashion accessories, currently owns and operates more than 2100 stores in 50 states, the Caribbean, Canada, Japan, the United Kingdom, Switzerland, Austria and Germany.

     This release contains "forward looking statements" that represent the company's expectations or beliefs with regard to future events. These "forward looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. These factors include, without limitation, changes in consumer preferences, competition and economic conditions.

For additional information:

At Claire's Stores, Inc.
Glenn Canary
Director of Investor Relations
(954) 433-3900
gcanary@prodigy.net
or
Sonia Rohan
Associate Director of Investor Relations
(212) 594-3127
sonia.rohan@claires.com

Note: Other Claire's Stores, Inc. press releases, a corporate profile and most recent 10-K and
10-Q reports are available by fax at no charge. For a menu of available material, call 1-800-CLENYSE (1-800-253-6973). For such materials via Claire's Internet home page : http://www.clairestores.com


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
                  CLAIRE'S STORES, INC. AND SUBSIDIARIES
                           STATEMENTS OF INCOME
    Restated to Include Lux Corp. and Reflect Just Nikki as a Disc. Op.
                               (UNAUDITED)

                                            THREE MONTHS ENDING
                                    July 31, 1999          Aug 1, 1998

Net sales                           $186,063,000  100.0%  $148,482,000 100.0%
Cost of sales, occupancy
  and buying expenses                 91,578,000   49.2%    73,744,000  49.7%

                                      94,485,000   50.8%    74,738,000  50.3%
Expenses:
  Selling, general
   and administrative                 61,260,000   32.9%    47,726,000  32.1%
  Depreciation and amortization        6,430,000    3.5%     5,389,000   3.6%
  Interest income, net                (1,348,000)  -0.7%    (1,547,000) -1.0%
  Loss (gain) on investments          (3,929,000)  -2.1%             0   0.0%
                                      62,413,000   33.5%    51,568,000  34.7%
  Income from continuing
   ops. before income taxes           32,072,000   17.2%    23,170,000  15.6%

Income taxes                          11,731,000    6.3%     8,558,000   5.8%

  Income from continuing
   operations                         20,341,000   10.9%    14,612,000   9.8%

Discontinued operations:
  Loss from discontinued operations
    (less applicable income taxes)                           1,881,000   1.3%

Loss on disposal from discontinued
  operations (less applicable income
  taxes)

Net loss from discontinued operations          0    0.0%     1,881,000   1.3%

  Net income                        $ 20,341,000   10.9%  $ 12,731,000   8.6%

Net income (loss) per share:
  Basic:
    From continuing ops                    $0.40                 $0.29
    From discontinued ops                   0.00                 (0.04)
    Net income                             $0.40                 $0.25

  Diluted:
    From continuing ops                    $0.40                 $0.29
    From discontinued ops                   0.00                 (0.04)
    Net income                             $0.40                 $0.25

Weighted average shares
  outstanding:
         Basic                        50,932,000            50,668,000

         Diluted                      51,419,000            51,123,000

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
                  CLAIRE'S STORES, INC. AND SUBSIDIARIES
                           STATEMENTS OF INCOME
    Restated to Include Lux Corp. and Reflect Just Nikki as a Disc. Op.
                               (UNAUDITED)`

                                             SIX MONTHS ENDING
                                   Jul 31, 1999           Aug 1, 1998

Net sales                          $356,726,000  100.0%   $279,974,000  100.0%
Cost of sales, occupancy
  and buying expenses               176,571,000   49.5%    139,190,000   49.7%

                                    180,155,000   50.5%    140,784,000   50.3%
Expenses:
  Selling, general
   and administrative               120,371,000   33.7%     93,882,000   33.5%
  Depreciation and amortization      12,719,000    3.6%     10,298,000    3.7%
  Interest income, net               (2,982,000)  -0.8%     (3,157,000)  -1.1%
  Loss (gain) on investments         (3,929,000)  -1.1%              0    0.0%
                                    126,179,000   35.4%    101,023,000   36.1%
  Income from continuing
   ops. before income taxes          53,976,000   15.1%     39,761,000   14.2%

Income taxes                         19,835,000    5.6%     14,698,000    5.2%

  Income from continuing
   operations                        34,141,000    9.6%     25,063,000    9.0%

Discontinued operations:
  Loss from discontinued operations
    (less applicable income taxes)                           2,391,000    0.9%

Loss on disposal from discontinued
  operations (less applicable income
  taxes)

Net loss from discontinued operations         0    0.0%      2,391,000    0.9%

  Net income                       $ 34,141,000    9.6%   $ 22,672,000    8.1%

Net income (loss) per share:
  Basic:
    From continuing ops                   $0.67                  $0.50
    From discontinued ops                  0.00                  (0.05)
    Net income                            $0.67                  $0.45

  Diluted:
    From continuing ops                   $0.66                  $0.49
    From discontinued ops                  0.00                  (0.05)
    Net income                            $0.66                  $0.44

Weighted average shares
  outstanding:
         Basic                       50,893,000             50,573,000

         Diluted                     51,376,000             51,111,000

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

                     CLAIRE'S STORES AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                                (UNAUDITED)


                                                 CONSOLIDATED

                                 Jul 31, 1999                 Aug 1, 1998
                                                               (Restated)
Assets
Current Assets:
  Cash and equivalents           $116,067,000                $107,766,000
  Short-term investments           25,500,000                  16,315,000
  Inventories                      77,456,000                  67,060,000
  Prepaid expenses and
   other current assets            25,796,000                  20,233,000
  Total current assets            244,819,000                 211,374,000

Property and Equipment:
  Land and building                17,136,000                  10,139,000
  Furniture, fixtures and
   equipment                      133,588,000                 110,289,000
  Leasehold improvements           98,680,000                  85,299,000
                                  249,404,000                 205,727,000
  Less accumulated depreciation
     and amortization            (126,513,000)               (105,408,000)
                                  122,891,000                 100,319,000

Other Assets                       58,032,000                  21,459,000
                                 $425,742,000                $333,152,000


Liabilities and Stockholders' Equity
Current Liabilities:
  Current portion of debt        $    838,000
  Trade accounts payable           31,446,000                $ 22,940,000
  Income taxes payable             11,412,000                   6,663,000
  Dividends payable                 2,038,000                      55,000
  Accrued expenses                 22,825,000                  16,082,000
   Total current liabilities       68,559,000                  45,740,000

Long-Term Liabilities:
 Long-term debt                             0                           0
 Deferred credits                  12,121,000                   9,698,000
  Total long-term Liabilities      12,121,000                   9,698,000

Stockholders' equity:
  Common stock- par                 2,409,000                   2,394,000
  Class A stock - par value           144,000                     145,000
  Additional paid-in capital       26,814,000                  22,396,000
  Other comprehensive inc.         (1,415,000)                   (706,000)
  Retained earnings               317,562,000                 253,937,000

                                  345,514,000                 278,166,000
  Less Treasury stock at
   cost,                             (452,000)                   (452,000)
                                  345,062,000                 277,714,000

                                 $425,742,000                $333,152,000

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